Exhibit 10.1

March 1, 2017

Mr. Donald R. Fishback
Vice President, Chief Financial Officer
Moog Inc.

Retention Agreement

Dear Don,

Moog Inc. (the “Company”) considers your continued service and dedication to the Company as Vice President and Chief Financial Officer to be important to the Company’s business. As a result, the Company agrees to make discretionary contributions on your behalf to the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan (the “DC SERP”) in accordance with the terms of this Retention Agreement (this “Agreement”).

1.This Agreement will be effective March 1, 2017 (the “Effective Date”).

2.If you remain continuously employed by the Company as Chief Financial Officer, the Company will make a monthly Discretionary Contribution (as defined in the DC SERP) on your behalf to the DC SERP, beginning with the month that includes the Effective Date and ending for the month of November 2019. Notwithstanding anything in this Agreement to the contrary, monthly Discretionary Contributions to the DC SERP on your behalf will cease on the earlier of (a) your ceasing to perform services as Chief Financial Officer to the Company on a full-time basis, or (b) your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

3.Subject to Paragraph 2 of this Agreement, the Company agrees to make a Discretionary Contribution to the DC SERP on your behalf in the amount of $122,220 for the month that includes the Effective Date. For each succeeding month, the Company agrees to make a Discretionary Contribution to the DC SERP on your behalf in the amount of $30,555. Any Discretionary Contributions will be credited to your Account (as defined in the DC SERP) no later than the last day of the month to which the monthly Discretionary Contribution relates.

4.You agree and understand that the Company will not make any Company Contribution (as defined in the DC SERP) to the DC SERP on your behalf.

5.Notwithstanding anything in the Moog Inc. Supplemental Retirement Plan (the “DB SERP”) to the contrary, your benefit under the DC SERP will not reduce your benefit under the DB SERP. In addition, you agree and understand that any contributions to, or any benefits under, the DC SERP will not be considered “Compensation” under the DB SERP.

6.This Agreement may only be amended through a writing signed by the Company and you.

7.This Agreement will be construed in accordance with the laws of the State of New York without regard to its conflict-of-law principles. Any action or proceeding brought by either of the parties that arises in connection with this Agreement will be brought only in a state or federal court located in the State of New York, County of Erie.

8.This Agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this Agreement. This Agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter hereof.

Exhibit 10.1

9.This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute one and the same Agreement. Copies of signatures transmitted by facsimile or electronic mail will have the same effect as original signatures.

10.You may not make any assignment of this Agreement. Any purported assignment by you will be null and void from the initial date of purported assignment. This Agreement will inure to the benefit of and be binding on the Company and its respective successors and assigns.

11.This Agreement is intended to comply with or be exempt from Code Section 409A so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this Agreement that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. The Company will, to the extent reasonably possible, amend this Agreement in order to comply with Code Section 409A, except that the Company will not be required to amend this Agreement if such amendment would increase the amount payable by the Company under this Agreement. In no event will the Company be liable to you or any other person with respect to any adverse tax consequences arising under Code Section 409A or any other provision of the Code.

MOOG INC.	DONALD R. FISHBACK
By: /s/ John Scannell	/s/ Donald R. Fishback
Name: John Scannell
Title: Chief Executive Officer